                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
                        JANUARY 31, 1999, 1998, AND 1997

            (DOLLAR AMOUNTS IN THOUSANDS, EXPECT PER SHARE AMOUNTS)
             SEE NOTES 3 AND 5 TO CONSOLIDATED FINANCIAL STATEMENTS

                                                           1999          1998          1997
                                                        -----------   -----------   -----------
Net (loss) income.....................................  $      (586)  $     9,580   $     5,601
                                                        ===========   ===========   ===========
Weighted average number of common shares
  outstanding -- Basic................................   17,318,049    15,892,943    13,718,912
Dilutive securities:
  Employee stock options..............................           (a)    1,197,052       998,199
  Non employee stock options..........................           (a)       98,869       201,507
  Subscription note receivable........................           --            --        99,226
                                                        -----------   -----------   -----------
Weighted average number of common shares
  outstanding -- Diluted..............................   17,318,049    17,188,864    15,017,844
                                                        ===========   ===========   ===========
Earnings per share:
  Basic...............................................  $     (0.03)  $      0.60   $      0.41
                                                        ===========   ===========   ===========
  Diluted.............................................  $     (0.03)  $      0.56   $      0.37
                                                        ===========   ===========   ===========

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(a) The Company had a total of 1,664,831 options outstanding as of January 31,
    1999; however, these options are not included in the calculation of the number of dilutive securities outstanding as their impact is antidulitive due to the net loss in 1999 and that certain options exercise prices were below the average market price of the common shares during the period.

     Share amounts and earnings per share restated to reflect the January 1998 two for one stock split and the April 1997 three for two stock split.